AGREEMENT AND PLAN OF MERGER


                                  by and among

                           EARTH SEARCH SCIENCES INC.
                              (a Utah corporation),

                              ESS ACQUISITION CORP.
                            (a Virginia corporation),

                    SPACE TECHNOLOGY DEVELOPMENT CORPORATION
                            (a Virginia corporation),


                       Bruce D. Berkowitz, Burton Edelson,
                Craig E. Musick, Lloyd Preslar, Lenore M. Rumpf,
        Paul C. and Patricia J. Setze, and Helmut Sonnenfeldt as trustee, the Shareholders of Space Technology Development Corporation




                          Dated as of November 15, 1999

                          AGREEMENT AND PLAN OF MERGER


                  THIS AGREEMENT AND PLAN OF MERGER, dated as of November 15, 1999 (the "Agreement"), is by and among EARTH SEARCH SCIENCES INC., a Utah corporation (the "Parent"), ESS ACQUISITION CORP., a Virginia corporation (the "Acquisition Sub"), SPACE TECHNOLOGY DEVELOPMENT CORPORATION, a Virginia corporation (the "Company") and the individual shareholders of the Company parties hereto (the "Shareholders").


                                   BACKGROUND

               The  Company  is a  party  to an  Agreement  for  Naval  EarthMap
               Observer ("NEMO"), a hyperspectral imaging satellite, with the United States Office of Naval Research, dated December 10, 1997 (as amended, modified, or otherwise supplemented from time to time, the "Contract");

               In connection with the Contract, the Company has entered into certain agreements with various subcontractors with respect to one or more aspects of NEMO (such companies, the "Subcontractors" and such agreements, the "Subcontracts");

               The Shareholders are the legal and beneficial owners of all of the outstanding capital stock of the Company as set forth on Schedule A hereto;

               The Parent has formed the Acquisition Sub for the purposes of this Agreement and owns 100% of the capital stock of the Acquisition Sub; and

               The Shareholders, the Parent, the Acquisition Sub and the Company desire that the Acquisition Sub be merged with and into the Company on the terms and conditions hereof.

               The Parent expects to enter into a joint venture with one or more major industrial companies who are interested in making equity investments in the NEMO project. The Parent expects that the joint venture will be formed either by direct investment in the survivor of the merger of the Company and the Acquisition Sub or by investment in a successor entity of such survivor (such survivor or successor entity, hereafter "NEMOCo").


                                   AGREEMENTS

                  In  consideration  of the  background  and  of the  respective
representations  and  warranties   hereinafter  set  forth  and  the  respective
covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:


                       THE MERGER AND OTHER CONSIDERATION

                   The Merger. Subject to the terms and conditions of this Agreement and applicable law, and in reliance on the representations, warranties and covenants contained in this Agreement, at the Effective Time (as defined below), the Acquisition Sub shall be merged with and into the Company (the "Merger") which shall be the surviving corporation (in such capacity, the "Surviving Corporation"), and which shall continue to be governed by the laws of the Commonwealth of Virginia. From and after the Closing, the corporate existence of the Company, with all its rights, privileges and immunities, shall continue unaffected and unimpaired by the Merger, and the corporate existence of the Acquisition Sub, with all its rights, privileges and immunities, shall be merged into the Company and the Company shall, as the Surviving Corporation, be fully vested therewith in accordance with the applicable laws of the Commonwealth of Virginia. The separate existence and corporate organization of the Acquisition Sub, except insofar as they may be continued by law, shall cease at the Effective Time. The Merger is intended to be a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Code.

                  Effective Time; Closing. As soon as practicable after satisfaction or waiver of all conditions to the Merger, the parties shall cause a certificate of merger (the "Merger Certificate") to be filed and recorded with the appropriate state authorities and shall take all such further actions as may be required by law to make the Merger effective. The Merger shall be effective at such time as the Merger Certificate is filed with such state authorities or at such later time as is specified in the Merger Certificate (the "Effective Time"). Immediately prior to the filing of the Merger Certificate, a closing (the "Closing") will be held at the offices of Ballard Spahr Andrews & Ingersoll, LLP, 601 13th Street N.W., Suite 1000 South, Washington, D.C., at 10:00 a.m., local time. It is intended that the Closing shall take place on December 15, 1999, or at such other time as the parties may agree, but not later than December 31, 1999. The date on which the Closing occurs is referred to herein as the "Closing Date."

                  Articles of Incorporation; Bylaws. The Bylaws of the Acquisition Sub in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation immediately after the Effective Time and the Articles of Incorporation immediately after the Effective Time shall be those filed with the Merger Certificate.

                  Directors and Officers. The directors and officers of the Acquisition Sub (as identified by the Parent) immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The Board of Directors of the Surviving Corporation may designate such other officers as it determines. If, at the Effective Time, a vacancy shall exist in the Board of Directors or in any of the offices of the Surviving Corporation by reason of death or inability to act, or for any other reason, such vacancy may be filled in the manner provided in the Bylaws of the Surviving Corporation.

               Exchange of Stock and Options. At the Effective Time, by virtue of the Merger and as consideration therefor, the following shall take place:

                           Each issued and outstanding share of common stock of the Company ("Company Shares") shall be converted into and become

                                    (i) the right to receive an amount of common
                  stock of the Parent ("Parent Shares") equal to 4,000,000 divided by the number of Company Shares issued and outstanding on the Effective Date. The Parent Shares shall be divided amongst the Shareholders in proportion to the percentage of Company Shares set forth on Schedule A; and

                                    (ii) the right (as more fully described in a
                  separate agreement among the Parent or the Acquisition Sub and the Shareholders) to purchase an amount of Parent Shares equal to 4,000,000 divided by the number of Company Shares issued and outstanding on the Effective Date in the aggregate amount for all Shareholders and at the prices set forth below, at any time before the date two years after a successful launch and deployment of NEMO (the "Launch"). The rights of each Shareholder to purchase such additional Parent Shares shall be in proportion to the percentage of Company Shares set forth on Schedule A.

         Number of Parent Shares                     Price Per Share
                  500,000                                     $0.50
                  500,000                                     $1.00
                  500,000                                     $1.50
                  1,250,000                                   $2.00
                  750,000                                     $3.00
                  250,000                                     $4.00
                  250,000                                     $5.00
                  --------
Total             4,000,000

                           Each of the Shareholders shall deliver to the Parent all of the certificates for Company Shares held by it on the Closing Date. The Parent shall deliver to each of the Shareholders or their designees on the Closing Date certificates, duly endorsed in blank, evidencing the number of Parent Shares into which the Company Shares held by such Shareholder are convertible under this Section.

                           All Company Shares held by the Company at the Effective Time as treasury stock shall be cancelled and no payment shall be made with respect thereto.

With respect to all Parent Shares owned or purchased by the Shareholders pursuant to this Section 1.5 (or the separate agreements referred to herein), but excluding the Deposit Shares (as defined below), the Parent and the Acquisition Sub guarantee that, until the second anniversary of the Launch, such shares shall not be diluted by the future issuance of Parent Shares or rights to purchase Parent Shares to the Officers and Directors of Parent, members of their immediate families or companies controlled by any of them. Notwithstanding the preceding sentence, nothing herein shall limit the Parent's right to issue or sell Parent Shares or rights to purchase Parent Shares (i) in a sale in which the Shareholders are provided rights to sell Parent Shares on the same terms as are offered to the Officers and Directors of the Parent, or (ii) if the Parent Shares owned by the Shareholders are registered for public sale or otherwise eligible for sale without restriction.

                  No Fractional Shares. Notwithstanding the foregoing, no certificates representing fractional Parent Shares shall be issued upon the surrender for exchange of Company Shares and no fractional interest shall entitle the owner to vote or to any rights of a security holder.

                  Deposit. The Parent shall hold 400,000 shares of common stock of the Parent (the "Deposit Shares") for the benefit of the Shareholders, subject to the terms of this Agreement. In the event that (a) the Closing does not occur on or before the date required herein, as it may be extended, as a result of the Parent's or the Acquisition Sub's failure to satisfy the conditions set forth in Section 4.2 or its obligations set forth in Section 4.3 as those sections may be amended, and (ii) the Shareholders and the Company have not failed to satisfy any of the conditions set forth in Section 4.1 or their obligations set forth in Section 4.3 as those sections may be amended, the Parent shall deliver the Deposit Shares to the Shareholders to be distributed among them in proportion to the number of Company Shares held by each such Shareholder as set forth on Schedule A. In the event that the Closing takes place, the Shareholders shall have no rights to or interest in the Deposit Shares. This Section 1.7 shall survive the termination of the Agreement.

                  Tax-Free Reorganization. None of the parties will knowingly take any action that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. Each of the parties shall report the Merger for income tax purposes as a reorganization within the meaning of Section 368(a) of the Code (and any comparable state or local tax statute).

         REPRESENTATIONS AND WARRANTIES  OF THE SHAREHOLDERS

                  Each of the Shareholders represents and warrants to the Parent and the Acquisition Sub that, as of the date hereof:

                  Organization, Qualification and Power. The Company is a Virginia corporation in good standing under the laws of the Commonwealth of Virginia, and EarthMap, Inc. ("Earthmap"), a wholly-owned subsidiary of the Company, is a Virginia corporation in good standing under the laws of the Commonwealth of Virginia, and each of the Company and Earthmap has all requisite power and authority to own, operate and lease the properties and assets that it now owns, operates or leases and to carry on its business as it is now being conducted.

                  Authorization. The Company has full power and authority under its governing documents to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors and the stockholders of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding agreement of the Company, enforceable in accordance with its terms.

                  Title to Company Shares and Related Matters.

                           The Shares listed on Schedule A are all of the issued
and outstanding capital stock of the Company. The Company is the owner of 100% of the outstanding capital stock of Earthmap. There are no outstanding written or oral subscriptions, options, warrants, preemptive rights, conversion rights, contracts, calls, commitments or demands of any character relating to the issued and outstanding or authorized but unissued capital stock of the Company or Earthmap or to which the Company or Earthmap is a party or by which it or its capital stock is bound that will not be terminated at or before the Closing. No proxy has been granted to any person with respect to any of such capital stock.

                           All of the Company Shares are validly  issued,  fully
paid and non-assessable.

                  Restricted Shares

                           Each of the Shareholders is acquiring the Parent
Shares for its own account and not with a view to distributing them. Each Shareholder understands that it must bear the economic risk of its ownership of the Parent Shares because the Parent Shares have not been nor will they be registered for sale under the Securities Act of 1933 (the "1933 Act"), or under any applicable blue sky laws, and therefore may not be resold by the Shareholders unless subsequently registered for sale under the 1933 Act and any applicable blue sky laws or an exemption from such registration is available.

                           Each of the Shareholders has received a copy of the
Parent's most recent filings with the Securities Exchange Commission and has made such other investigation of the Parent and the Acquisition Sub as it has deemed appropriate.
                  Legal Proceedings. Except as set forth on Schedule 2.5, there are no suits, actions, claims, proceedings (including, without limitation, arbitration or administrative proceedings) or investigations pending or, to such Shareholder's knowledge, threatened against the Company or Earthmap or, to such Shareholder's knowledge, pending or threatened against, relating to or involving any of the officers, directors, employees, agents or consultants of the Company or Earthmap in connection with the business of the Company or Earthmap or the Contract or any Subcontract. There are no such suits, actions, claims, proceedings or investigations pending, or, to such Shareholder's knowledge, threatened, challenging the validity or propriety of the transactions contemplated by this Agreement. There is no judgment, order, injunction, decree or award (whether issued by a court, an arbitrator or an administrative agency) to which the Company, Earthmap or such Shareholder is a party, or involving the property or assets used in the conduct of the business of the Company or Earthmap, which is unsatisfied or which requires continuing compliance therewith by the Company or Earthmap.

                  Employee, Labor Matters. Except as set forth on Schedule 2.6(a) hereto, (i) neither the Company nor Earthmap currently maintains, nor is currently obligated to contribute to, any of the following types of employee benefit plans: any welfare plan as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); any pension plan, as defined in
Section 3(2) of ERISA; any bonus or profit sharing plan; any retirement, insurance, bonus, deferred compensation or other similar plan or arrangement; or any group health, medical, dental insurance plan, fringe benefit, vacation or sick leave plan. Except as set forth on Schedule 2.6(b), neither the Company nor Earthmap is a party to any employment agreement or consulting arrangement. Neither the Company nor Earthmap is a party to or obligated under any collective bargaining or other labor agreement, or deferred compensation agreement.

                  Taxes.

                           Each of the Company and Earthmap  has, in  accordance
         with applicable law, filed all returns that are required to be filed by it for any Taxes (as defined below). For purposes of this Agreement, "Taxes" shall mean all income or profits taxes (including, but not limited to, foreign and federal income taxes and state income taxes), estimated taxes, payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, value added taxes, excise taxes, capital stock or franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or a similar nature to any of the foregoing, which a corporation may be required to pay, withhold or collect, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government.

                           The Company and Earthmap have paid all Taxes which have become due pursuant to the above mentioned returns and have paid all installments of estimated Taxes due.

                           All Taxes which the Company and Earthmap are required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governmental authorities to the extent due and payable.

                  Contracts.

                           Schedule 2.8 is a list of all Subcontracts to which
the Company is a party, and, with respect to each such Subcontract, all known defaults that have occurred and are continuing, the committed amount, including all change orders, the amount paid to date, any amounts in dispute, and the amount remaining to be paid for completion.

                           Subject to the defaults set forth on Schedule 2.8,
(i) to the best knowledge of such Shareholder, all Subcontracts are valid, binding and in full force and effect, and (ii) neither the Company nor any other party to any such Subcontract has assigned its rights or obligations
thereunder  nor created or permitted to be imposed  any  liens,   attachments,
charges,   pledges,   security  interests, encumbrances or claims thereon of any kind whatsoever.
                           Schedule 2.8 also lists all other material contracts,
not listed on another Schedule hereto, to which the Company is a party.

                  Compliance with Laws. Except as set forth on Schedule 2.9 hereto, the Company and Earthmap are in compliance with all laws, rules, regulations, orders, injunctions and decrees of any court or governmental authority applicable to the Company or Earthmap.

                  Permits and Licenses.  Schedule 2.10 describes all Permits (as defined below), the governmental authority by whom granted, and where applicable, a summary of the geographic area and services or activities covered by each and the date of grant thereof. Except as set forth in Schedule 2.10, no other Permits are required for the NEMO project. As used herein, "Permit" shall mean any action, approval, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from any governmental authority, including but not limited to the commercial remote sensing license of the United States Department of Commerce. All Permits are in full force and effect and no suspension or cancellation of any have been threatened. True and correct copies of all Permits have been delivered to the Parent.


                         REPRESENTATIONS AND WARRANTIES
                    OF THE PURCHASER AND THE ACQUISITION SUB

                  The Parent, regarding itself and the Acquisition Sub, and the Acquisition sub regarding itself, represent and warrant to the Company and the Shareholders that, as of the date hereof:

                  Organization, Qualification and Power. The Parent is a Utah corporation and the Acquisition Sub is a Virginia corporation, each in good standing under the laws of its state of incorporation and each has all requisite power and authority to own, operate and lease the properties and assets that it now owns, operates or leases and to carry on its business as it is now being conducted. Acquisition Sub is a newly formed entity, formed solely for the purpose of carrying out the transactions contemplated in this Agreement, and has no other assets or activities.

                  Authorization. The Parent and the Acquisition Sub each have full power and authority under their respective governing documents to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Parent and the Acquisition Sub and the sole stockholder of the Acquisition Sub, and no other corporate proceedings on the part of the Parent or the Acquisition Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Parent and the Acquisition Sub and constitutes the valid and binding agreement of the Parent and the Acquisition Sub, enforceable in accordance with its terms.

                  Title to Parent Shares and Related Matters.

                           Upon the issuance thereof, all of the Parent Shares
will be validly issued, fully paid and non-assessable.

                           None of the Parent Shares have been registered under
the 1933 Act and neither the Parent nor the Acquisition Sub is under any contractual obligation to register any of the Parent Shares under the 1933 Act except as provided in this Agreement.

                  Restricted Shares. The Parent is acquiring the Company Shares for its own account and not with a view to distributing them. The Parent understands that it must bear the economic risk of its ownership of the Company Shares because the Company Shares have not been nor will they be registered for sale under the 1933 Act, or under any applicable blue sky laws, and therefore may not be resold by the Parent unless subsequently registered for sale under the 1933 Act and any applicable blue sky laws or an exemption from such registration is available.

                    SEC Reports; No Material Adverse Change.

                           (a)      As of their respective dates, the Form 10-K
and Form 10-Q most recently filed by the Parent with the Securities and Exchange Commission (the "SEC Reports") (i) were prepared in compliance in all material respects with the requirements of the 1933 Act, and the rules and regulations of the Securities and Exchange Commission thereunder applicable to such SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                           (b) Since the date of the most  recently  filed  Form
10-Q referred to in subsection 3.5(a), except as disclosed to the Company and the Shareholders, there has not been any material adverse change in the Parent's condition (financial or otherwise), properties, assets, liabilities or prospects, nor has any event or condition occurred which may result in such a change.

         CONDITIONS TO CLOSING

                  Conditions to Obligations of The Parent and the Acquisition Sub. The obligations of the Parent and the Acquisition Sub to complete the transactions hereunder are, at the option of the Parent and the Acquisition sub, subject to and contingent upon satisfaction of the following conditions precedent, each of which is included for the exclusive benefit of the Parent and the Acquisition Sub and may be waived by the Parent and the Acquisition Sub in their discretion:

                           Certificates.  The representations and warranties of
the Shareholders contained in Article II and paragraph (c) below shall be true and correct on and with the same force and effect as though such representations and warranties had been made on and as of the Effective Time; all the terms, covenants and conditions of this Agreement shall have been duly complied with and performed; and each Shareholder shall have delivered to the Parent a certificate to such effect, dated the Closing Date, signed by such Shareholder.

                           Permits.  The Parent, the Acquisition Sub or the
Surviving Corporation (as applicable) shall have obtained all applicable Permits required to permit the consummation by the parties of the transactions contemplated by this Agreement and the performance of the obligations of the Company under the Contract and the Subcontracts, and any modification or renegotiation thereof or successor thereto.

                           Financial Statements; Material Adverse Change.  The
Parent shall have received the most recent audited annual consolidated financial statements and most recent interim financial statements of the Company prior to the Closing Date, which shall completely and accurately set out and disclose in all respects the Company's financial condition as of the date thereof. As of the date of the Closing, the Company shall represent and warrant to the Parent and the Acquisition Sub that the Company does not have any indebtedness or contingent obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise), of any nature, whether or not conditional and whether or not repayable on demand, other than those stated in the consolidated financial statements of the Company. Since the date of the annual financial statements referred to in the preceding sentence, there shall not, except as disclosed in the interim financial statements referred to in the preceding sentence, havebeen any material adverse change in the Company's condition (financial or otherwise), properties, assets, liabilities or prospects (including any such change caused by damage, destruction or loss, whether or not insured and any change caused by discontinued operations), nor shall any event or condition have occurred which may result in such a change.

                           Completion of Due Diligence.  The Parent shall have
completed its due diligence investigation of the Company and there shall be no material liability or obligation except with respect to the Subcontracts, or any lien or encumbrance upon or assignment of any Company assets that has not been disclosed, satisfied or indemnified to the satisfaction of the Parent. Unless waived in writing by the Parent on or before the Closing, the Shareholders, the Company and (i) affiliated third parties shall have entered into waivers, terminations, releases and other agreements, in form and substance satisfactory to the Parent, as set forth on Schedule 4.1(d)(i) hereto, and
(ii) applicable unaffiliated third parties shall have entered into waivers, terminations, releases and other agreements, in form and substance satisfactory to the Parent, as set forth on Schedule 4.1(d)(ii) hereto.

                           Delivery of the Company Shares.  The Shareholders
shall have delivered the Company Shares to the Parent, as required by
Section 1.5.

                           Renegotiation of Contract; Permits.  The United
States Office of Naval Research shall have entered into modifications, amendments or renewals of the Contract satisfactory to the Parent such that, among other things, neither the Company nor any other party is in default thereunder and the Parent shall have received a certificate and opinion of such other parties to the Contract to that effect satisfactory to the Parent. The Parent or the Surviving Corporation shall have obtained an assignment of, or other rights to, each Permit satisfactory to the Parent.

                           Renegotiation of Subcontracts.  The parties to each
Subcontract shall have entered into modifications, amendments or renewals of e ach Subcontract satisfactory to Parent such that neither the Company nor any other party is in default thereunder and the terms of each Subcontract are consistent with the terms of the Contract as amended, modified or renewed and the Parent shall have received certificates and opinions of other parties to the Subcontracts to that effect satisfactory to Parent.

                           Financing Arrangements.  The Parent or the
Acquisition Sub shall have arranged for suitable financing or other arrangements satisfactory to the Parent to fund the completion of the Subcontracts and the Contract including but not limited to obtaining equity investments in NEMOCo.

                           Material Contracts.  There shall be no material
contracts to which the Company is a party that have not been disclosed to the Parent and copies thereof delivered to the Parent.

                           Merger Certificate.  The Company shall have executed
and delivered the Merger Certificate to the Parent and the Acquisition Sub.

                           Officer and Director Resignations.  Each officer and
director of the Company and Earthmap, Inc. shall have delivered his or her resignation as an officer and/or director to the Parent and the Acquisition Sub.

                           (l)      Board of Directors and Shareholders'
Meeting. Meetings of the Board of Directors and the shareholders of the Company shall have been duly called and noticed (or proper written waiver of notice shall have been obtained) for the Closing Date and the Board of Directors and shareholders of the Company shall have approved the Merger and all transactions contemplated hereby.

                           (m)      Shareholder Release of Claims.  Each of the
Shareholders shall have executed and delivered to the Parent and the Acquisition Sub a release of all claims that such Shareholder then has or thereafter discovers against the Company, except for any claims arising out of or expressly preserved by this Agreement. Each such release shall be in form and substance satisfactory to the Parent.

                  Conditions to Obligations of the Shareholders. The obligations of the Shareholders to complete the transactions hereunder are, at the option of the Shareholders, subject to and contingent upon satisfaction of the following conditions precedent, each of which is included for the exclusive benefit of the Shareholders and may be waived only by the Shareholders:

                           Officers' Certificate.  The representations and
warranties of the Parent and the Acquisition Sub contained in Article III shall be true and correct on and with the same force and effect as though such representations and warranties had been made on and as of the Closing Date;
all the terms, covenants and conditions of this Agreement shall have been duly complied with and performed; and the Parent and the Acquisition Sub shall have delivered to the Company and the Shareholders a certificate to such effect, dated the Closing Date, signed by the Parent and the Acquisition Sub.

                           Delivery of the Parent Shares.  The Parent or the
Acquisition Sub shall have delivered to the Shareholders the Parent Shares, as required by Section 1.5.

                           (c)      Approvals.  The Board of Directors of the
Parent and the Acquisition Sub and the sole stockholder of the Acquisition Sub shall have approved the transactions contemplated hereby.

                           (d)      Additional Agreements.  NEMOCo and the
Parent shall have executed and delivered the agreements contemplated by Sections 4.3(c) and (d).

                  Due Diligence; Good Faith Efforts; Additional Agreements.

                           Access to Offices, Officers, Accountants, Due
Diligence, Etc.   From the date hereof until fifteen (15) days  thereafter (the
"Due Diligence Period"), the Company shall have afforded to the officers and authorized representatives of the Parent (including without limitation, attorneys, accountants, surveyors, building inspectors, engineers, environmental consultants, insurance brokers, financial advisors and bankers) access to the offices, officers, properties, books and records of the Company, including contact with attorneys, accountants and other representatives of the Company and with any and all persons the Parent deems appropriate in order to consummate the transactions contemplated hereby, and shall have furnished the Parent with such additional contracts, financial and operating data, and other information as to the business and properties of the Company as the Parent
may  from  time  to  time  reasonably   request.   All investigations  conducted
by the Parent and its agents shall have been conducted in such a manner as to minimize, to the extent reasonably practicable, the disruption of the orderly business operations of the Company and the properties examined shall have been returned to their preexamination condition by the Parent.

                           Actions Before the Closing.  Between the date hereof
and the Closing Date, each of the Shareholders, the Company, the Parent and the Acquisition Sub shall have exercised good faith and due diligence in satisfying the conditions precedent to their respective obligations and shall have taken all action necessary or desirable to carry out and perform the transactions contemplated by this Agreement in accordance with applicable law. In particular each of the Shareholders and the personnel of the Company shall assist the Parent and the Acquisition Sub in carrying out the renegotiations of the Contract and Subcontracts contemplated by Sections 4.1(f) and (g) as requested by the Parent and the Acquisition Sub but shall not enter into any direct discussions with the other parties to the Contract (including, but not limited to, any regular project meetings regarding the Contract) or Subcontracts except at the direction of Parent. On or before the 10th day after the date hereof, any schedule hereto may be amended or supplemented by the Company or the Sellers. Between the date hereof and the Closing Date, the Company:

                           (i)  shall operate its business in the ordinary
course and use reasonable efforts to preserve  and  maintain  its  business,
properties,   insurance,  goodwill  and intellectual and other property rights, except as otherwise provided herein;

                           (ii) shall not sell,  transfer,  mortgage,  pledge or
permit any lien to be created on,
any of the Company's property or assets;
                           (iii) shall not incur any  obligation or liability or
make any expenditures except in
the ordinary course of business in excess of $5,000, or incur any liability for borrowed money; provided that payments to or negotiations with the Subcontractors shall not be considered to be in the ordinary course of business;

                           (iv) shall not change the compensation or benefits of
any employee, officer, director,
shareholder or consultant, or enter into or modify any benefit plan, employment or severance agreement or other agreement with any employee, officer, director, shareholder or consultant;

                           (v) shall not issue any capital  stock,  or grant any
option, warrant or other right to purchase shares of its capital stock, or declare or pay any dividend or other distribution in respect of shares of its capital stock;

                           (vi) shall not amend the Articles of Incorporation or
Bylaws of the Company; and

                           (vii) shall not take or omit to take any actions that
could be material to the
Company or NEMO, unless in the case of subsections (ii) through (vii), the prior written consent of the Parent has been obtained.

(ii) Sales Commissions. At the Closing, NEMOCo shall enter into an agreement with the Shareholders or their designee providing that from the Closing until the second anniversary of the Launch, the Shareholders or their designee shall act as agents for NEMOCo for the sale of hyperspectral imaging data and NEMOCo shall pay a commission to the Shareholders or their designee for revenues earned by NEMOCo from the customers introduced to NEMOCo by Shareholders or their designee (that were not customers prior to the Closing or introduced to NEMOCo through its own efforts or the efforts of others) introduced by such Shareholder after the Closing. Such commission shall equal 4% of gross revenues for the sale of imaging products and services through the NEMO satellite.

                           (d)      Option and Exchange Agreements.

                           (i) At the Closing, the Parent, shall have entered
into an agreement with the Shareholders, pursuant to Sections 1.5(a)(ii) hereof.

                           (ii) The Parent  shall have entered into an agreement
with the Shareholders giving
the Shareholders the right to exchange their Parent Shares and options to acquire Parent Shares received pursuant to Section 1.5(a)(ii) for shares of NEMOCo and options to acquire shares of NEMOCo in amounts that bear the same proportion to Parent's interest in NEMOCo after investment by the other equity partner or partners as the Parent Shares and options to acquire Parent Shares owned by the Shareholders bear to the aggregate outstanding Parent Shares and options to acquire Parent Shares. The aggregate purchase price under the options shall be the same as the aggregate purchase price before conversion, but allocated to the resulting number of optioned shares or interests in NEMOCo. Such agreement will terminate upon the earlier of (x) a public offering of NEMOCo shares, and (y) two years after the Launch.

                           (iii) The agreements  provided for in clauses (i) and
(ii) above shall provide for
typical antidilution protection in the event of stock splits, stock dividends, reorganizations or recapitalizations of Parent and or NEMOCo.



                           SURVIVAL OF REPRESENTATIONS
                            AND WARRANTIES; INDEMNITY

                  Survival of Representations. All representations and warranties made in Articles II and III of this Agreement (including Schedules thereto) shall survive the transfer of the Company Shares and the Parent Shares.

                  Indemnity by the Shareholders. Each of the Shareholders agrees jointly and severally to defend, indemnify and hold the Company, the Parent, and the Acquisition Sub and their respective officers, directors, shareholders, affiliates, employees and agents, and their respective heirs, executors, personal representatives, successors and assigns harmless from and against any and all claims, actions, damages, obligations, losses, liabilities, costs and expenses (including attorneys' fees, costs of collection and other costs of defense) (collectively "Damages") resulting from: (a) any misrepresentation or material omission from or breach of warranty by any Shareholder made or contained in this Agreement or the transactions contemplated hereby; and (b) any liability under any agreement listed in items 1 through 4 on the first section of Schedule 4.1(d)(ii) that has not been terminated and a release of liability obtained in favor of the Company on or prior to Closing.

                  Indemnity by The Parent and the Acquisition Sub. Each of the Parent and the Acquisition Sub agrees to defend, indemnify and hold each Shareholder and their respective officers, directors, shareholders, affiliates, employees and agents, and their respective heirs, executors, personal representatives, successors and assigns harmless from and against any and all Damages resulting from any misrepresentation or material omission from or breach of warranty by the Parent or the Acquisition Sub made or contained in this Agreement or the transactions contemplated hereby.

                  Notice of Claims and Potential Claims. Any person seeking indemnity under this Article V (an "Indemnified Person") shall be entitled to make a claim for indemnity under Sections 5.2 or 5.3 hereof, as the case may be, only if written notice, specifying in reasonable detail the basis of the claim, shall have been provided to the party from which indemnity may be sought (the "Indemnifying Party") (a) within ninety (90) days after the Indemnified Person shall have become aware of facts constituting the basis for such claim, or (b) if earlier, in the case of any action or proceeding by a third party, not more than fifteen (15) days after the commencement of such action or proceeding. In the case of any such action or proceeding by a third party, if the Indemnifying Party so elects or is requested by the Indemnified Person, the Indemnifying Party will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of the fees and disbursements of such counsel. In the event, however, that such counsel reasonably determines that its representation of both the Indemnifying Party and one or more Indemnified Persons would present such counsel with a conflict of interest or if the Indemnifying Party fails to assume the defense of the action or proceeding in a timely manner, then such Indemnified Person may employ separate counsel to represent or defend it in any such action or proceeding and the Indemnifying Party will pay the fees and disbursements of such counsel; provided, however, that the Indemnifying Party will not be required to pay the fees and disbursements of more than one separate law firm for all Indemnified Persons in any jurisdiction in any single action or proceeding. The Indemnifying Party, in the defense of any such claim, shall not, except with the prior written consent of the Indemnified Person, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Person of a release from all liability in respect of such claim. Each party will cooperate with the other in resolving or attempting to resolve any claim, and will permit the other party access to all books and records which might be useful for such purpose, during normal business hours and at the place where the same are normally kept, with full right to make copies thereof or extracts therefrom at the cost of the copying party, except to the extent any such disclosure would constitute a waiver of attorney client or attorney work product privilege or such disclosure would violate any third party contractual agreement or constitute a violation of any court order.

                  Limitation of Indemnification. (a) The obligation of the Shareholders to indemnify the Indemnified Persons under Section 5.2 shall be for all Damages suffered by the Parent, the Acquisition Sub and all other Indemnified Persons, up to an aggregate amount of Damages equal to the Indemnity Limit (as defined below); provided that, with respect to the breach by any Shareholder of any representation or warranty contained herein with respect to taxes, the indemnification obligation of such Shareholder shall terminate after the date seven years after the Closing, and with respect to all other representations and warranties of the Shareholders herein, such indemnification obligation shall terminate after the date one year after the Closing. The Indemnity Limit shall be the greater of (i) $1,500,000 or (ii) 20% of the market value of the Parent Shares issued to all Shareholders pursuant to Section 1.5(a)(i) and issuable to all Shareholders upon exercise of options granted pursuant to Section 1.5(a)(ii), as adjusted for the effect of stock splits, stock dividends, reorganizations or other recapitalizations; provided, that the Indemnity Limit shall not be greater than $3,000,000; and provided further, that, if the combined value resulting from the calculation in clause (ii) above (calculated with respect to 100% of the Parent Shares and options) (the "Securities' Value") does not exceed $1,500,000, the Indemnity Limit shall be the Securities' Value. A Shareholder may satisfy any obligation to indemnify any Indemnified Person by delivering Parent Shares having a market value equal to the indemnification obligation. For purposes of this provision, the market value of Parent Shares shall be equal to the average of the bid and asked price on the date which is one day prior to the day that the notice required by Section 5.4 was sent by the Indemnified Person.

                           (b)      The obligation of the Parent and Acquisition
Sub to indemnify the Indemnified Persons under Section 5.3 shall be for all Damages suffered by the Shareholders and all other Indemnified Persons up to an aggregate amount of Damages equal to $500,000 and shall terminate one year after the Closing.

                           (c)      Notwithstanding any provision herein to the
contrary, the limitations on indemnification set forth in the preceding paragraphs (a) and (b) shall not apply in the event of fraud, intentional misrepresentation or willful misconduct of the Indemnifying Party.

                           (d)      The obligation of the Indemnifying Parties
to indemnify the Indemnified Persons under Sections 5.2 and 5.3 shall terminate on the expiration of the applicable indemnification period provided in this Section except as to matters as to which an Indemnified Person has given a notice of a claim for indemnification in accordance with Section
5.4 hereof on or prior to such date, in which case such claim shall survive until finally resolved.


                                  MISCELLANEOUS

                  Further Action and Covenants. After the Closing, each Shareholder shall, at its own expense and upon the request of the Parent or the Surviving Corporation, take the actions to do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required to perfect the transactions contemplated herein and to fulfill and implement the terms of this Agreement or realize the benefits intended to be afforded hereby. Each party shall cooperate with the other's reasonable requests as they relate to the Company Shares and the Parent Shares being transferred and the liabilities being assumed hereunder after the date of this Agreement.

                  Confidentiality.  Each of the Shareholders,  the Company,  the
Acquisition Sub and the Parent shall take all reasonable precautions to maintain the confidentiality of any nonpublic information concerning the other parties ("Confidential Information") as provided to or discovered by it or its representatives in the course of negotiating this Agreement and shall not disclose such information to anyone other than (a) those people directly involved in the investigation and negotiations pertaining to the transactions contemplated by this Agreement, including without limitation, attorneys, accountants, appraisers, insurance brokers, environmental consultants and similar representatives, (b) such lenders or investors as may be necessary to finance the transactions contemplated hereby and (c) such persons or governmental authorities whose consents or approvals may be necessary or to whom notice need be given to permit consummation of the transactions contemplated hereby; provided that after the Closing, the Parent and the Acquisition Sub shall not be subject to this provision with respect to the Company or the Shareholders. As used herein, "Confidential Information" shall exclude information if and to the extent such information (i) is or becomes generally available to the public without any party violating any obligation of secrecy relating to the information disclosed, (ii) is received by a party in good faith from a third party who discloses such information on a non-confidential basis without violating any obligation of secrecy relating to the information disclosed, (iii) can be shown by the recipient's prior records to have been already known to the recipient other than through disclosure by a third party which would not be subject to exclusion based on clause (ii) above, or (iv) is required to be disclosed by order of a court or regulatory agency of competent jurisdiction or by the securities laws of the United States or any State. Notwithstanding anything to the contrary contained in this Section, the Parent and the Acquisition Sub shall not be in violation of this Section as a result of its discussions and negotiations with any parties to the Contract or any Subcontract. This Section shall survive the Closing and any termination of this Agreement.

                  Public Statements. Except as required by any court or other governmental authority, prior to the Closing, no party to this Agreement shall, without the prior written consent of the others, which consent shall not be unreasonably withheld, make or cause to be made any press release or other public statement or announcement that directly or indirectly discloses the transactions contemplated by this Agreement or the identity of the parties hereto or parties being acquired. Except as required by any court or other governmental authority, after the Closing Date, neither party to this Agreement shall make or cause to be made any press release or other public statement or announcement that directly or indirectly discloses the consideration exchanged pursuant hereto.

                  Expenses. Each party hereto shall bear its own expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement.

                  Post-Closing Employment. Except as expressly determined by the Parent in its sole discretion, no person employed by the Company or who is an officer, director or shareholder of the Company prior to the Closing shall have any rights to continue in such position with the Surviving Corporation after the Closing or December 31, 1999, whichever is later. The Parent agrees to consider each person employed by the Company as of the Closing for employment with the Surviving Corporation after the Closing.

                  Non-Competition. Each of the Shareholders who is an officer of the Company agrees that for a period of eighteen months after the closing he will not, without consent of the Parent, which consent shall not be unreasonably withheld, (i) be a director or officer of or act as a consultant or independent contractor to or own an interest of more than five percent or having a fair market value in excess of $500,000 in a company, agency, or other entity that is engaged in a commercial operation involving the collection or sale of hyperspectral imaging data collected from satellites or aircraft (each such company, agency or entity, hereafter a "Hyperspectral Imaging Concern") or (ii) be an employee of a Hyperspectral Imaging Concern if his duties as an employee would materially contribute to the competitive capabilities of such
Hyperspectral Imaging Concern in the area of commercial exploitation of hyperspectral imagery.

                  Termination of Agreement. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

                            by mutual written agreement among the all of the parties hereto;

                            by  the   Shareholders   or  the   Company  if  such
         transactions have not been consummated, through no fault or failure of the Shareholders or the Company, on or before December 31, 1999; or

                            by the Parent if such transactions have not been consummated, through no fault or failure of Parent or the Acquisition Sub, on or before December 31, 1999.

                  Upon any termination of this Agreement pursuant to this Section, this Agreement shall become void and have no effect, except as explicitly provided otherwise herein.

                  Right of First Refusal. Each of the Shareholders agrees that it will not sell, transfer, convey, pledge, assign or otherwise dispose of the Parent Shares received by it pursuant to this Agreement for two years after the Closing, without first notifying the Parent of such Shareholder's intent to sell and offering the Parent the opportunity to make an offer to purchase such Parent Shares.

                  Registration Rights. In the event that at any time after the Closing Date, the Parent shall determine to register any of its securities either for its own account or otherwise, other than a registration relating solely to employee benefit plans, or a registration relating solely to a Rule 145 transaction, or a registration on any registration form which does not permit secondary sales, the Parent will:

                            promptly give to each Shareholder written notice
thereof; and

                            use its best efforts to include in such registration
(and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Parent Shares specified in a written request or requests, made by any Shareholder within twenty (20) days after written notice from the Parent of such intended registration is sent by the Parent.

                  Notwithstanding any other provisions of this Section 6.9, the registration of Parent Shares for the benefit of any Shareholder shall be subject to reduction in number based on market, underwriting and other factors limiting the number of shares to be registered or purchased and the Shareholder's satisfaction of conditions to the registration required by the underwriter, including without limitation, executing any underwriting agreement and other agreements or documents.

                  Governing Laws; Successors and Assigns; Counterparts; Entire Agreement; Amendment; and Waiver. This Agreement: (i) shall be construed under and in accordance with the laws of the State of Virginia; (ii) shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; (iii) may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same instrument; (iv) along with the other written agreements expressly contemplated hereunder, constitutes the entire agreement and understanding, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto relating to the subject matter hereof; (v) may not be assigned by any party without the prior written consent of the other parties and any assignment without such consent shall be void; and (vi) shall not be amended or modified except by written agreement executed by each of the parties hereto.

                  Severance Agreement. Craig E. Musick hereby waives any right he may have to severance pay from the Company in exchange for a prepayment by the Surviving Corporation of $11,400 in option exercise price, upon exercise under Section 1.5(a)(ii).

                  Notices. Any notices or other communications required or permitted hereunder shall be sufficient if given or sent by certified mail, postage prepaid, or nationally recognized overnight courier or transmitted by facsimile to the following addresses or such other addresses as shall be furnished in writing by any party to the other parties to this Agreement. Any such notice or communication shall be deemed given five business days after mailing, one business day after dispatch by overnight courier and upon confirmed receipt of facsimile.

To the Parent or:          Earth Search Sciences Inc.
the Acquisition Sub                 502 North 3rd Street, #8
                                    McCall, Idaho 83638
                                    Attn:   John W. Peel
                                    Facsimile No.: (208) 634-2978

with copies to:            C. Baird Brown, Esquire
                           Ballard Spahr Andrews & Ingersoll, LLP
                                    1735 Market Street, 51st Floor
                                    Philadelphia, PA 19103-7599
                                    Facsimile No.: (215) 864-8999

To the Shareholders or:    Lloyd Preslar
the Company                         c/o Space Technology Development Corporation
                                    100 North Pitt Street, Suite 403
                                    Alexandria, VA 22314
                                    Facsimile No.: (703) 836-8074

                  Headings. The section and other headings and Table of Contents contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                  Severability. Any provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.


                           The Parent:

                           EARTH SEARCH SCIENCES INC.

                           By: /s/ John W. Peel, III
                           Name:  John W. Peel, III
                           Title: Chief Executive Officer

                           The Acquisition Sub:

                           ESS ACQUISITION CORP.

                           By: /s/ John W. Peel, III
                           Name: John W. Peel, III
                           Title: President

                           The Company:

                           SPACE TECHNOLOGY DEVELOPMENT CORPORATION

                           By: /s/ Bruce D. Berkowitz
                           Name: Bruce D. Berkowitz
                           Title: President

                           The Shareholders:

                           By: /s/ Paul C. Setze
                           Paul C. Setze
                            And Spouse:*

                           By: /s/ Patricia J. Setze
                           Patricia J. Setze

                           By: /s/ Bruce D. Berkowitz
                           Bruce D. Berkowitz

                           By: /s/ Lloyd Preslar
                           Lloyd Preslar

                           By: /s/ Craig E. Musick
                           Craig E. Musick

                           By:/s/ Helmut Sonnenfeldt
                           Helmut Sonnenfeldt, trustee, under the
                           Helmut Sonnenfeldt Trust dated
                           November 15, 1988

                           By: /s/ Burton Edelson
                           Burton Edelson

                           By: /s/ Lenore M. Rumpf
                           Lenore M. Rumpf

--------
* The spouse of Paul C. Setze joins in the Amendment only for the purpose of binding any interest, community or otherwise, said spouse may now or hereafter have in the Company Shares.